Exhibit 10.30

Lease Agreement

Landlord: Anhui Fei Ren Apparel Co., Ltd.	(“Party A”)

Legal Representative or Authorized Representative: Yao Aiguo

Tenant: Anhui Kai Xin Apparel Co., Ltd.	(“Party B”)

Legal Representative or Authorized Representative: Yan Keyan

Upon fair consultation between Party A and Party B, Party A hereby leases the southern factory area of Anhui Fei Ren apparel factory (Fei Neng Spining Company, formerly known as “Yang Lun Embroidery Company”) owned by Party A and with an area of about 5,568 sqm (the “Premises”) to Party B (The boiler house and the setting machine shops in the factory are not leased to Party B). Both parties agree on the following terms:

1.         Lease Term and Rent: The lease term is one (1) year, from January 18 2011 to January 17 2012 (“Lease Term”). The rent is RMB 568,000 (“Rent”). On signing this Agreement, Party B shall pay RMB 100,000, and the remaining part equal to RMB 468,000 should be fully paid at one time when Party B moves into the Premises (no later than the end of January 2011).

2.          Party A requests that Party B shall not sublease the Premises to any third party or share the Premises with any third party.

3.          Party B may renovate the existing buildings in the Premises. On expiration of the Lease Term, Party B shall not remove the renovation material but keep them as is.

4.          Party A shall record the fixed asset, production tools, office supplies, daily articles and other facilities owned by Party A, evaluate the price, and make a list (the list shall be made in duplicate, with each party holding one original). If Party B loses or damages any of the foregoing assets owned by Party A, Party B shall compensate Party A with full price.

5.          Party B shall not change or damage the properties, roads, or equipment for water supply, drainage or electricity supply at its own discretion. If it is necessary to change, Party A’s consent shall be obtained and the alteration scheme shall be made by Party A. The immovable properties and other facilities built by Party B shall not be removed. Party A has the right to use the vacant area in the Premises.

6.          Party B shall guarantee the fire safety of the properties and equipment, and be fully responsible for its property safety. Party B shall not damage the property and shall be liable for any damage if it occurs.

7.          Party B shall operate the business and be responsible or the operation itself. There is no relation between the credit and debt, employees’ social security and benefits, and business operation of Party B and Party A.

8.          The dormitory of Shan Xi electric power project department shall be removed on February 1 2011; and the office of Shan Xi electric power project department shall be removed before March 5 2011.

9.          Party B shall be responsible for any taxes and expenses for business operation on its own cost.

10.          For anything not covered in this Agreement, Party A and Party B shall agree otherwise.

11.          This Agreement shall be made in duplicate, with each parting holding one original. Both parties shall not violate the Contract Law of the People’s Republic of China.

Party A:	Anhui Fei Ren Apparel Co., Ltd. (company seal)

Legal Representative or Authorized Representative: Yao Aiguo

Party B:	Anhui Kai Xin Apparel Co., Ltd. (company seal)

Legal Representative or Authorized Representative: Yan Keyan

Signing Date: January 4, 2011